Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

                                              (dollars in thousands)
                                                                                                     Three Months Ended
                                                           Years ended December 31,                       March 31,
                                              2000        2001        2002        2003       2004       2004      2005

Income before provision / benefit for      $53,607     $33,504      $2,996     $44,471    $22,150    $12,497   $23,465
Income Taxes
Fixed Charges                               93,414     107,071     117,013     117,235    122,325     31,043    31,889
Earnings for Fixed Charges                 147,021     140,575     120,009     161,706    144,475     43,540    55,354

Fixed Charges:
Interest Expense                            87,809      98,270     108,344     106,688    112,013     28,381    29,373
Interest Portion of Rental Charges           5,605       8,801       8,669      10,547     10,312      2,662     2,516
Total                                      $93,414    $107,071    $117,013    $117,235   $122,325    $31,043   $31,889

Ratio of Earnings to Fixed Charges             1.6         1.3         1.0         1.4        1.2        1.4       1.7